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Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Bill Davis Public Affairs Manager (678) 728-2018

Celliance™ Announces Lawrence, KS Plant Commences
Customer Audit and Product Testing Phase

ATLANTA, GA—March 14, 2005—Serologicals Corporation (NASDAQ: SERO) announced today that Celliance Corporation, its wholly-owned subsidiary, has successfully completed the construction and the internal phases of initial product manufacturing and testing at its new EX-CYTE® plant in Lawrence, Kansas. This facility demonstrated that it can manufacture EX-CYTE® product that meets all internal quality and performance characteristics as a cell culture supplement for the production of biological products.

The Lawrence facility has recently commenced the final phase of production validation activity which includes detailed customer audits of the new facility and extensive testing of the initial batches of product to ensure compliance with all customer specifications. This phase of validation is expected to take approximately six to nine months to complete based upon scheduling commitments and testing requirements of our various customers. While plant staff will continue to work with our customers to expedite this process, the Company expects that full manufacturing operations will not commence until the completion of this final validation phase, which is anticipated to be in early 2006.

Celliance™ offers an expanding array of bioprocessing products and services including diagnostic products, contract research and manufacturing services, and cell culture media supplements, including EX-CYTE®, the largest selling cell growth supplement, Probumin™, a proprietary line of bovine serum albumin, and Incelligent™, the Company's recombinant human insulin. It is also the world's leading provider of monoclonal antibodies for the blood typing industry. Celliance™ is a Serologicals company based in Atlanta, GA.

Serologicals Corporation (NASDAQ:SERO), headquartered in Atlanta, Georgia, is a global provider of biological products, enabling technologies and services to a diverse customer base that includes major life science companies and leading research institutions. Our customers use our products, technologies and services in a wide variety of their activities, including basic research, drug discovery, diagnosis and biomanufacturing. Our products, technologies and services are essential tools for research in key disciplines, including neurology, oncology, hematology, immunology, cardiology, proteomics, infectious diseases, cell signaling and molecular biology. In addition, the Company is the world's leading provider of monoclonal antibodies for the blood typing industry.

Serologicals employs a total of more than 1,000 people worldwide in three Serologicals' companies: Chemicon International, headquartered in Temecula, CA, Upstate Group, LLC, headquartered in Charlottesville, VA. and Celliance Corporation, headquartered in Atlanta, GA.

        For more information, please visit our website: www.serologicals.com or www.celliancecorp.com.

Serologicals is a registered trademark of Serologicals Royalty Company.

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  Exhibit 99.1
Celliance™ Announces Lawrence, KS Plant Commences Customer Audit and Product Testing Phase